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                                                                 EXHIBIT 11.A
                        GATX CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE OF
                    COMMON STOCK AND COMMON STOCK EQUIVALENTS

                                             Year Ended December 31
                                    1993    1992   1991    1990   1989
                                     (In millions, except per share amounts)
Average number of shares
 of Common Stock outstanding         19.6    19.4   19.3    19.1  18.2
Shares issuable upon
 assumed conversion of 5 3/4%
 Convertible Subordinated Debentures     -      -      -       -    .8
Shares issuable upon assumed exercise
 of stock options, reduced by the
 number of shares which could have
 been purchased with the proceeds
 from exercise of such options         .3       *     .2      .2     .2
                                   ------  ------ ------  ------ ------

Total                                19.9    19.4   19.5    19.3   19.2
                                   ======  ====== ======  ====== ======


Net income (loss)                  $ 72.7  $(16.5)$ 82.7  $ 82.9 $ 65.7
Deduct - Dividends paid and
  accrued on Preferred Stock         13.3    13.3   13.3    13.4    5.4
                                   ------  ------ ------  ------ ------
Income (loss) applicable to Common Stock 59.4 (29.8) 69.4 69.5 60.3 Add - Interest on 5 3/4% Convertible
 Subordinated Debentures, less
 applicable income taxes                -       -      -       -     .8
                                   ------  ------ ------  ------ ------

Net income (loss), as adjusted     $ 59.4  $(29.8)$ 69.4  $ 69.5 $ 61.1
                                   ======  ====== ======  ====== ======

Net income (loss) per share        $ 2.99  $(1.53)$ 3.56  $ 3.61 $ 3.18
                                   ======  ====== ======  ====== ======




* Common share equivalents are not considered in the computation of loss per share.
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